Exhibit 99.(11)

Goodwin Procter LLP
1900 N Street, NW
Washington, DC 20036

goodwinlaw.com
+1 202 346 4000

November 1, 2022

Advanced Series Trust
655 Broad Street, 17th Floor
Newark, New Jersey 07102

Re:	Advanced Series Trust Registration Statement on Form N-14 File No. 811-05186

As counsel to Advanced Series Trust, formerly known as American Skandia Trust (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust,” we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust, $0.001 par value per share (the “Shares”). The Shares will be issued in connection with the reorganization identified in Schedule A hereto (the “Reorganization”), which will involve a series of the Trust (the “Target Portfolio”) transferring all of its assets to a different series of the Trust (the “Acquiring Portfolio”) in exchange for the Acquiring Portfolio’s assumption of all of the Target Portfolio’s liabilities, and the Acquiring Portfolio’s issuance of Shares to the Target Portfolio. The Reorganization will be transacted pursuant to a Plan of Reorganization of the Trust, on behalf of the Acquiring Portfolio and the Target Portfolio (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on representations in the Plan and on a certificate of the Secretary of the Trust. We have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Plan and, in any event, for not less than the par value per Share, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion set forth below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

Advanced Series Trust

November 1, 2022

We hereby consent to the inclusion of this opinion as an exhibit to the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

Schedule A

Reorganization

Target Portfolio	Acquiring Portfolio
AST BlackRock 60/40 Target Allocation ETF Portfolio	AST Balanced Asset Allocation Portfolio